Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces Executive Appointments

ABINGDON, Va., Feb. 5, 2009—Alpha Natural Resources, Inc. (NYSE: ANR) today announced that Vice President, Treasurer and Chief Financial Officer David S. Stuebe is retiring effective February 16, 2009. The company’s board of directors has appointed Eddie W. Neely to serve as the company’s Chief Financial Officer and Executive Vice President.

Mr. Stuebe, 68, joined Alpha’s management team in 2003 as Vice President and Chief Financial Officer of Alpha Natural Resources, LLC. He assumed those same roles, and the Treasurer’s role, with Alpha Natural Resources, Inc. before the company went public in February 2005.

Mr. Neely, 57, was appointed Secretary of a predecessor company to Alpha in August 2002, and has served as Vice President and Controller since Alpha’s formation in November 2004.  He has also served as Vice President and Controller of Alpha Natural Resources, LLC, a subsidiary, since 2003.

Additionally, Philip J. Cavatoni is joining Alpha in the newly created position of Treasurer and Executive Vice President - Finance and Strategy.  Mr. Cavatoni, 45, comes to Alpha from JP Morgan Chase & Co., where he was most recently a Managing Director responsible for the Paper, Packaging and Building Products investment banking practice.  Mr. Cavatoni has also held other senior investment banking positions in JP Morgan’s Mergers & Acquisitions group. Mr. Cavatoni received his Bachelor of Science degree from Drexel University and his Masters of Business Administration from the University of Chicago Booth School of Business.

“We welcome Phil and the extensive finance and M&A experience he brings to Alpha, and we congratulate Eddie Neely on his well-deserved promotion,” said Alpha’s Chairman and CEO, Mike Quillen. “At the same time, we thank David Stuebe for his dedication and guidance, helping bring Alpha from its birth just five years ago to where we stand today. In that time David played a major role in getting us through our IPO and secondary offering, a major financial recapitalization, the integration of several acquisitions, and the timely adoption of Sarbanes-Oxley. His retirement is certainly well deserved and comes at a time when Alpha’s balance sheet and liquidity has never been healthier. We’re extremely grateful for his contributions and wish him success in his future endeavors.”

About Alpha Natural Resources

Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company’s reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 60 mines supplying 10 coal preparation and blending plants. The company and its subsidiaries employ more than 3,600 people.

ANRG

Investor/Media Contact: Ted Pile (276) 623-2920

One Alpha Place * P.O. Box 2345 * Abingdon, Virginia 24212 * 866-322-5742 * 276-619-4410 * www.alphanr.com